Exhibit 11



                               Movie Gallery, Inc.

                        Computation of Earnings Per Share


                                                  Thirteen weeks ended
                                               April 6             March 31
                                                 1997                 1996
                                             -----------         -----------

Net income                                   $ 1,996,000         $ 5,081,000
                                              ==========          ==========

Shares:
Weighted average common shares
   outstanding                                13,420,791          12,907,032
Net effect of dilutive stock options                  --             197,825
                                              ----------          ----------
Weighted average common and common
   equivalent shares outstanding              13,420,791          13,104,857
                                              ==========          ==========
Net income per common and
   common equivalent share                   $       .15         $       .39
                                              ==========          ==========




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